UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                       Diamond Hill Investment Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    25264R207
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 21, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  25264R207
           ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Arrow Capital Management, LLC


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     102,976

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     102,976

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     102,976

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.69%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

--------------------------------------------------------------------------------

CUSIP No.   25264R207
            ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Alexandre von Furstenberg

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     2,550

6.   SHARED VOTING POWER

     102,976

7.   SOLE DISPOSITIVE POWER

     2,550

8.   SHARED DISPOSITIVE POWER

     102,976

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     105,526

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.83%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------
CUSIP No.  25264R207
           ---------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mal Serure

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     102,976

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     102,976

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     102,976

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.69%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------

CUSIP No.  25264R207
           ---------

Item 1(a).  Name of Issuer:

            Diamond Hill Investment Group, Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            325 John H. McConnell Blvd.
            Suite 200
            Columbus, Ohio 43215
            United States
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Arrow Capital Management, LLC
            Alexandre von Furstenberg
            Mal Serure
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            Arrow Capital Management, LLC
            408 West 14th Street
            New York, NY 10014

            Alexandre von Furstenberg
            c/o Arrow Capital Management, LLC
            408 West 14th Street
            New York, NY 10014

            Mal Serure
            c/o Arrow Capital Management, LLC
            408 West 14th Street
            New York, NY 10014

            --------------------------------------------------------------------
      (c).  Citizenship:

            Arrow Capital Management, LLC - Delaware
            Alexandre von Furstenberg - United States of America
            Mal Serure - United States of America
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, no par value
            --------------------------------------------------------------------


      (e).  CUSIP Number:

            25264R207
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

               Arrow Capital Management, LLC - 102,976
               Alexandre von Furstenberg - 105,526
               Mal Serure - 102,976
            --------------------------------------------------------------------

(b)      Percent of class:

               Arrow Capital Management, LLC - 5.69%
               Alexandre von Furstenberg - 5.83%
               Mal Serure - 5.69%
            --------------------------------------------------------------------


     (c)  Number of shares as to which the person has:

Arrow Capital Management, LLC
-----------------------------

          (i)   Sole power to vote or to direct the vote               0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote             102,976
                                                          _____________________,

          (iii) Sole power to dispose or to direct the                 0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the               102,976
                disposition of                            _____________________.

Alexandre von Furstenberg
-------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote               2,550
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote             102,976
                                                          _____________________,

          (iii) Sole power to dispose or to direct the                 2,550
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the               102,976
                disposition of                            _____________________.

Mal Serure
----------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote               0
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote             102,976
                                                          _____________________,

          (iii) Sole power to dispose or to direct the                 0
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the               102,976
                disposition of                            _____________________.

            --------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                  N/A
            --------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                  N/A
            --------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                  N/A
            --------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                  N/A
            --------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                  N/A
            --------------------------------------------------------------------

Item 10.  Certification.


          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                                 March 5, 2007
                                        ----------------------------------------
                                                        (Date)


                                         Arrow Capital Management, LLC*

                                         By: /s/ Mal Serure
                                            --------------------------------
                                         Name: Mal Serure
                                         Title: Managing Member

                                         __ /s/ Alexandre von Furstenberg*
                                         -----------------------------------
                                                Alexandre von Furstenberg

                                         __ /s/ Mal Serure*       ________
                                         -----------------------------------
                                                  Mal Serure


* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit A
---------


                                    AGREEMENT
                                    ---------

     The undersigned agree that this Schedule 13G dated March 5, 2007 relating to the Common Stock, no par value of Diamond Hill Investment Group, Inc. shall be filed on behalf of the undersigned.

                                          Arrow Capital Management, LLC*

                                          By: /s/ Mal Serure
                                             -------------------------------
                                          Name: Mal Serure
                                          Title: Managing Member

                                          __ /s/ Alexandre von Furstenberg*
                                         ------------------------------------
                                                 Alexandre von Furstenberg

                                          __ /s/ Mal Serure*       ________
                                          -----------------------------------
                                                   Mal Serure



SK 21739 0002 753176